Exhibit 99.1

Robert P. Levy Joins Sona Mobile’s Board Of Directors

NEW YORK, May 31, 2007 -- Sona Mobile Holdings Corp. (OTC BB: SNMB), a leading provider of secure software solutions for gaming and entertainment applications, announced today the appointment of Robert P. Levy as an independent director on the Company’s Board of Directors, effective May 29, 2007.

Levy brings more than 30 years of experience in the gaming and equine industries to Sona Mobile’s Board of Directors. He currently sits on the Board of Directors of Penn National Gaming, Inc., a NASDAQ listed racing and gaming company that owns and operates major casino and horse racing facilities in the United States. Since joining Penn National Gaming’s Board in 1995, he has served as a member of the Audit Committee and currently sits on its Compliance Committee. Mr. Levy has served as Chairman of the Board of DRT Industries, Inc., a diversified business organization based in Philadelphia, and is currently a member of the board of Fasig-Tipton, a leading equine auction company.

Additionally, Levy served as Chairman of the Board of Atlantic City Racing Association and in 1989, was elected to serve a two-year term as president of the Thoroughbred Racing Association. In addition, Mr. Levy owns the Robert P. Levy Stable, a thoroughbred racing and breeding operation. He is 1952 graduate of the Pennsylvania College of Arts and Sciences and also attended the Harvard Business School Executive Course in 1977.

“Robert’s extensive experience and social network within the equine racing and gaming industries make him an extremely valuable asset to our team as we continue to expand. In addition, he brings more than a decade of experience as a board member of one the most respected casino groups in the U.S.,” said Shawn Kreloff, Chairman and Chief Executive Officer of Sona Mobile Holdings.

Mr. Levy added, “I am pleased to join Sona Mobile’s Board of Directors. The Company continues to deliver exciting products, bringing its advanced technologies to the horse racing and gaming industries. This includes Sona’s GLI certified server based gaming system and the recent launch of

NYRA’s Internet Wagering Site enabling users to receive real-time racetrack information and to securely place wagers on Thoroughbred races in the U.S.”

About Sona Mobile

Sona Mobile Inc. is a leading provider of secure software solutions for gaming and entertainment applications. Sona's patent pending technology delivers a rich client experience without compromising performance or security. Sona's key differentiator is the innovative Sona Gaming Platform (SGP). The Gaming Labs International (GLI) certified SGP architecture works across a wide range of mobile devices, terminals and operating systems. Sona utilizes the SGP to provide clients with wired or wireless server based gaming content including slots, table games, video poker, and race and sports wagering-all from a single screen.

Forward-Looking Statement

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," or similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations.  Actual results could differ materially from the expectations expressed in these forward-looking statements. Potential risks and uncertainties include those described in Sona's public filings with the US Securities and Exchange Commission.

# # #